____________, 2008

Chatsworth Data Solutions, Inc.
20710 Lassen Street
Chatsworth, CA 91311

RE: Chatsworth Data Solutions, Inc.—Lock-Up Agreement

Dear Sirs:

Reference is made to that certain Common Stock Purchase Agreement dated as of March 10, 2008, by and between Chatsworth Data Solutions, Inc., a Nevada corporation (the “Company”), and each purchaser identified on Schedule 1 thereto, including the undersigned (the “Purchase Agreement”). Certain terms capitalized herein and not otherwise defined shall have the meanings given them in the Purchase Agreement. In order to induce the other Purchasers to purchase Shares pursuant to the Purchase Agreement, the undersigned hereby agrees that (i) for a period (the “Lock-Up Period”) of twelve (12) months following the Closing Date, except as may otherwise be permitted pursuant to the Purchase Agreement, the undersigned will not, without the prior written consent of the Company and the other Purchasers, directly or indirectly, (a) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any of the Shares, or (b) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Shares, and (ii) thereafter, to sell monthly no more than 1/12 of the Shares purchased by such person pursuant to the Purchase Agreement.

Notwithstanding the foregoing, the undersigned may transfer any Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) by will or intestate, (iii) to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust, partnership or the limited liability company, as the case may be, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) to the extent applicable, as distributions to a wholly-owned subsidiary of the undersigned or to the direct or indirect members or partners of the undersigned, provided, however, that (A) it shall be a condition to such transfer that the transferee (if not already subject to this Lock-Up Agreement) execute an agreement stating that such transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and (B) such transfer shall not involve a disposition for value, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), or (vi) with the prior written consent of the Company. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood,  marriage or adoption, not more remote than first cousin.

Chatsworth Data Solutions, Inc.
___________, 2008

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the New York.

This Lock-Up Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company, the other Purchasers and the undersigned, and if not sooner terminated, will terminate upon the expiration date of the Lock-Up Period. This Lock-Up Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Lock-Up Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Signatory:

By:
Name: